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                                                                EXHIBIT 99.1

                                                                NEWS RELEASE


IXC COMMUNICATIONS AND GST TELECOMMUNICATIONS ANNOUNCE MAJOR FIBER EXCHANGE AGREEMENT


          Fiber Exchange Continues IXC's Aggressive Network Expansion

        AUSTIN, Texas, Jan. 8 /PRNewswire/ -- IXC Communications, Inc. (Nasdaq:
IIXC) and GST Telecommunications, Inc. (Amex: GST) today announced a major fiber exchange agreement that will enable both companies to extend their networks into key markets in the western U.S.

        Under the terms of the exchange, IXC will acquire dark fiber from GST on a route from Los Angeles (Palmdale) to San Francisco (Oakland). In return, GST will acquire fiber on a segment of IXC's network from Los Angeles to Las Vegas to Phoenix.

        "IXC has pioneered creative and innovative approaches to network expansion, and as a result has built and is continuing to build one of the nation's largest and most technologically advanced fiber networks on a very cost effective basis," said Mike Vent, IXC Executive Vice President of Network Operations and Engineering. "This is another important step toward completing our 20,000 mile, nationwide digital network -- one that will meet our customers' increasingly demanding communications needs well into the next century."

        Late last year, GST announced that it had acquired a long haul fiber optic link from IXC connecting its competitive local exchange carrier networks
(CLEC) between Phoenix and Tucson. "This fiber exchange reflects the continued execution of GST's strategy to fully connect its own CLEC facilities via long haul fiber links, and in particular supports our continued rapid expansion throughout the western United States," said Joseph A. Basile, Jr., GST's President and Chief Operating Officer. "By working with IXC on this exchange agreement, we will be able to accelerate our expansion in key markets throughout our footprint, as well as control and reduce our costs of transport into the future."

        The fiber exchange with GST, in particular, continues IXC's aggressive expansion into net markets through exchanges and joint build agreements. In 1997, IXC announced a fiber exchange with FTV Communications that provides IXC fiber on a 1,400 mile route between Las Vegas and Portland, Oregon, via Salt Lake City and Boise, Idaho. Also last year, IXC announced a fiber exchange with Vyvx, Inc. which provides IXC with a 1,600 mile fiber route between Washington, D.C. and Houston, Texas, via Atlanta, Georgia and other key southeastern cities.

        IXC expects to complete the New York to Los Angeles segment of its network in the first quarter of this year, marking the first time in nearly a decade that a carrier has completed a new coast-to-coast fiber optic network. The New York to Los Angeles segment was originally scheduled for completion in January, 1998, but finalization of rights of way on a small segment on the West coast and construction and weather related delays on the East coast have slowed completion.

        The fiber optics being deployed in all stages of IXC's network development utilize state-of-the-art LS dispersion shifted fiber on secure rights of way generally located in areas not served by other major network carriers. IXC's fiber optic network supports the most advanced technology, including wave division multiplexing, which allows significant increases in the speed and volume of information carried across the network. The OC-192 equipped network also supports a full range of advanced communication technologies, such as
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synchronous optical network technology (SONET), as well as ATM and frame relay technologies for advanced data services.

        Engineered to exceed 99.98% availability, the network is monitored by one of the most modern computerized systems in the industry. The IXC network control center in Austin provides 24-hour, 7-day continuous self-diagnosis and early warning to detect and correct potential trouble before transmission integrity is affected. IXC has also developed a full range of innovative voice, Internet, and data network services.

        GST Telecommunications, Inc., headquartered in Vancouver, Wash., currently operates local and long haul fiber networks and Competitive Local Exchange Carrier (CLEC) operations throughout the western United States and Hawaii. Facilities-based GST provides a broad range of integrated telecommunications products and services, including voice, video, data and Internet. GST continues to focus on its regional western CLEC strategy by anchoring its CLEC networks in local markets and connecting them via long haul fiber networks. Visit GST's Web site at http://www.gstcorp.com.

        Austin, Texas-based IXC Communications, Inc. is one of the largest and fastest-growing U.S. suppliers of network-based information delivery solutions for the global communications market. The Company owns and operates one of the newest nationwide digital networks and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet Service Providers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at http://www.ixc-comm.com.

SOURCE   IXC Communications, Inc.

CONTACT: Media: Melissa Jackson, Manager of Public Relations, 512-231-5247, or mjackson@ixc-comm.com, or Investors: James F. Guthrie, Executive Vice President, Chief Financial Officer, 512-427-3713, or jguthrie@ixc-comm.com, both of IXC Communications, Inc.
Company News On Call: http://www.prnewswire.com or fax,
800-758-5804, ext. 115151
Web Site: http://www.ixc-comm.com and http://www.gstcorp.com